Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

CABELA’S INC. REPORTS THIRD QUARTER RESULTS
-Q3 Total Revenue Increased 11.5% to $546.8 Million-
-Q3 Same Store Sales Increased 4.6% -
-Company Reported Q3 Diluted EPS of $0.20 -

SIDNEY, Neb. (November 1, 2007) – Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing, and outdoor gear, today reported financial results for its third fiscal quarter ended September 29, 2007.

Total revenue for the third quarter of fiscal 2007 increased 11.5% to a record $546.8 million compared to $490.5 million for the same period last year.  Third quarter net income was $13.2 million, or $0.20 per diluted share, compared to $15.0 million, or $0.23 per diluted share, for the same period a year ago.

During the third quarter of fiscal 2007, direct revenue increased 4.2% to $241.9 million, total retail revenue increased 17.7% to $257.3 million and same store sales increased 4.6%.  Financial services revenue increased 19.7% to $44.7 million for the third quarter of fiscal 2007.

Total revenue for the nine months ended September 29, 2007, increased 13.8% to $1.46 billion compared to $1.28 billion for the same period last year.  Net income for the nine months was $31.6 million, or $0.47 per diluted share, compared to $32.4 million, or $0.49 per diluted share, for the nine months ended September 30, 2006.

“We are pleased to report another quarter of double digit revenue growth, highlighted by a 4.6% increase in same store sales,” said Dennis Highby, Cabela’s President and Chief Executive Officer.  “Our third quarter results were impacted by higher promotional activity, resulting in lower margins, and two stores, opened in 2006, that did not meet the Company’s sales expectations.

“During the quarter, we opened a retail store in Hoffman Estates, Illinois, acquired S.I.R. Warehouse Sports Store, a Canadian specialty retailer of outdoor merchandise, and announced plans for a store in Billings, Montana, expected to open in the summer of 2008,” Highby said.  “We are on schedule to open six additional stores during the fourth quarter, including East Hartford, Connecticut; Gonzales, Louisiana; and Hammond, Indiana; all of which recently opened.  Reno, Nevada; Post Falls, Idaho; and Lacey, Washington, are all slated to open in November.  As a result of these store openings, we saw an increase in our pre-opening expenses of $3.3 million during the quarter compared to the year ago quarter.

“For the full year of 2007, we expect diluted earnings per share to increase at a high single digit growth rate,” Highby said.  “Additionally, we expect to open seven new stores in 2008, and we are highly confident in our ability to successfully execute our retail rollout strategy and grow revenue and earnings per share consistent with our long-term mid-teens growth expectations.”

Mr. Highby concluded, “Although these results were below our expectations, we remain confident that our powerful brand and multi-channel business model will allow us to continue to increase market share and significantly expand our business into the future. We remain focused on further building upon our leadership position in the industry and fully capitalizing on the many opportunities that lie ahead.”

Conference Call Information

A conference call to discuss third quarter fiscal 2007 operating results is scheduled for today (Thursday, November 1, 2007) at 4:30 p.m. Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by visiting the Investor Relations section of Cabela’s website at www.cabelas.com.  A replay of the call will be archived on www.cabelas.com.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the world’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise.  Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®.  Through Cabela’s well-established direct business and its growing number of retail stores, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.  Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program.

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical or current fact are "forward-looking statements" that are based on the Company’s beliefs, assumptions and expectations of future events, taking into account the information currently available to the Company.  Such forward-looking statements include, but are not limited to, the Company’s statements regarding its expectation that diluted earnings per share will increase at a high single digit growth rate for fiscal 2007, its ability to successfully execute its retail rollout strategy and grow revenue and earnings per share consistent with its long-term mid-teens growth expectations, and its expectation of opening seven new stores in 2008.   Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that the Company expresses or implies in any forward-looking statements.  These risks and uncertainties include, but are not limited to:  the ability to negotiate favorable purchase, lease and/or economic development arrangements for new retail store locations; expansion into new markets; market saturation due to new retail store openings; the acceleration of new retail store openings; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support the Company’s growth initiatives; increasing competition in the outdoor segment of the sporting goods industry; the cost of the Company’s products; supply and delivery shortages or interruptions caused by system changes or other factors; adverse weather conditions; unseasonal weather conditions which impact the demand for the Company’s products; fluctuations in operating results; adverse economic conditions causing a decline in discretionary consumer spending; the cost of fuel increasing; delays in road construction and/or traffic planning around the Company’s new retail stores; road construction around the Company’s existing retail stores; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; increased government regulation; inadequate protection of the Company’s intellectual property; decreased interchange fees received by the Company’s financial services business as a result of credit card industry litigation; other factors that the Company may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in the Company’s filings with the SEC (including the information set forth in the “Risk Factors” section of the Company's Form 10-K for the fiscal year ended December 30, 2006, and Form 10-Q for the fiscal quarter ended March 31, 2007), which filings are available at the Company’s website at www.cabelas.com and the SEC’s website at www.sec.gov.  Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements.  The Company’s forward-looking statements speak only as of the date they are made.  Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CABELA'S INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)

ASSETS	September 29, 2007	December 30, 2006	September 30, 2006

CURRENT ASSETS:
Cash and cash equivalents	$103,114	$172,903	$73,315
Accounts receivable	30,657	37,812	26,766
Credit card loans held for sale	158,939	136,072	91,400
Credit card loans receivable	13,360	16,611	14,882
Inventories	669,544	484,414	504,399
Prepaid expenses and deferred catalog costs	63,858	42,502	63,011
Income taxes receivable	11,113	--	5,419
Other current assets	67,729	63,907	78,060
Total current assets	1,118,314	954,221	857,252

PROPERTY AND EQUIPMENT, NET	862,554	600,065	584,957

OTHER ASSETS:
Marketable securities	80,687	117,360	111,199
Other	103,219	79,584	66,128
Total other assets	183,906	196,944	177,327

TOTAL ASSETS	$2,164,774	$1,751,230	$1,619,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$311,195	$239,285	$225,994
Unpresented checks net of bank balance	40,458	--	11,735
Accrued expenses and other liabilities	59,400	72,124	57,876
Gift certificates and credit card reward points	141,030	144,210	113,399
Accrued employee compensation and benefits	52,013	61,275	41,961
Time deposits	25,044	33,401	40,799
Short-term borrowings and current portion of long-term debt	76,760	33,294	27,356
Income taxes payable and deferred income taxes	21,774	35,245	11,960
Total current liabilities	727,674	618,834	531,080

LONG-TERM LIABILITIES	666,707	398,538	409,640

STOCKHOLDERS’ EQUITY	770,393	733,858	678,816

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,164,774	$1,751,230	$1,619,536

CABELA'S INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Dollars in Thousands Except Earnings Per Share) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
REVENUE:
Merchandise sales	$499,182	$450,821	$1,325,245	$1,171,493
Financial services revenue	44,749	37,392	121,497	98,946
Other revenue	2,878	2,240	13,357	12,082
Total revenue	546,809	490,453	1,460,099	1,282,521

COST OF REVENUE:
Cost of merchandise sales	322,547	290,747	859,042	759,079
Cost of other revenue	37	(582)	1,671	2,894
Total cost of revenue (exclusive of depreciation and amortization)	322,584	290,165	860,713	761,973

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	199,879	173,437	542,397	464,949
OPERATING INCOME	24,346	26,851	56,989	55,599

OTHER INCOME (EXPENSE):
Interest income	42	287	1,705	1,624
Interest expense	(4,220)	(4,794)	(13,690)	(12,929)
Other income, net	1,004	2,000	5,353	7,600
Total other income (expense)	(3,174)	(2,507)	(6,632)	(3,705)

INCOME BEFORE PROVISION FOR INCOME TAXES	21,172	24,344	50,357	51,894

PROVISION FOR INCOME TAXES	7,940	9,350	18,719	19,461

NET INCOME	$13,232	$14,994	$31,638	$32,433

EARNINGS PER SHARE:
Basic	$0.20	$0.23	$0.48	$0.50

Diluted	$0.20	$0.23	$0.47	$0.49

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	65,825,895	65,271,870	65,701,443	65,180,992

Diluted	67,031,102	66,484,306	67,317,482	66,492,421

Segment Information
	Three Months Ended		Nine Months Ended
(Dollars in Thousands)	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Direct revenue	$241,900	$232,172	$683,646	$656,052
Retail revenue	257,282	218,649	641,599	515,441
Financial services revenue	44,749	37,392	121,497	98,946
Other revenue	2,878	2,240	13,357	12,082
Total revenue	$546,809	$490,453	$1,460,099	$1,282,521

Direct operating income	$40,897	$35,727	$107,356	$97,420
Retail operating income	26,940	29,630	66,403	58,870
Financial services operating income	9,569	7,689	26,961	21,815
Other operating loss	(53,060)	(46,195)	(143,731)	(122,506)
Total operating income	$24,346	$26,851	$56,989	$55,599

As a Percentage of Total Revenue:
Direct revenue	44.2%	47.3%	46.8%	51.2%
Retail revenue	47.1	44.6	44.0	40.2
Financial services revenue	8.2	7.6	8.3	7.7
Other revenue	0.5	0.5	0.9	0.9
Total revenue	100.0%	100.0%	100.0%	100.0%

As a Percentage of Segment Revenue:
Direct operating income	16.9%	15.4%	15.7%	14.8%
Retail operating income	10.5	13.6	10.4	11.4
Financial services operating income	21.4	20.6	22.2	22.0
Total operating income (1)	4.5%	5.4%	3.9%	4.3%
 __________________

(1)	The percentage of total operating income is a percentage of total consolidated revenue.

Financial Services Information:

The following table summarizes the results of the Company’s financial services segment on a generally accepted accounting principles (“GAAP”) basis.  For credit card loans securitized and sold, the loans are removed from the Company’s consolidated balance sheet and the net earnings on these securitized assets after paying outside investors are reflected as a component of securitization income on a GAAP basis.  Net interest income on a GAAP basis includes interest and fee income, interest expense and provision for loan losses for the credit card loans receivable the Company owns.  Non-interest income on a GAAP basis includes servicing income, gains on sales of loans and income recognized on retained interests, as well as interchange income on the entire managed portfolio.

Financial Services Revenue as Reported on a GAAP Basis:	Three Months Ended		Nine Months Ended
(In Thousands)	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Interest and fee income, net of provision for loan losses	$9,139	$6,372	$20,233	$17,360

Interest expense	(1,807)	(1,299)	(4,252)	(3,600)

Net interest income, net of provision for loan losses	7,332	5,073	15,981	13,760

Non-interest income:
Securitization income	50,679	44,294	144,315	120,074
Other non-interest income	13,592	10,505	36,072	28,586
Total non-interest income	64,271	54,799	180,387	148,660
Less: Customer rewards costs	(26,854)	(22,480)	(74,871)	(63,474)

Financial services revenue	$44,749	$37,392	$121,497	$98,946

“Managed” credit card loans represent credit card loans receivable owned by the Company plus securitized credit card loans.  Since the financial performance of the managed portfolio has a significant impact on the earnings received from servicing the portfolio, the Company believes the following table (see next page) on a “managed” basis is important information to analyze revenue in the financial services segment.  The following non-GAAP presentation reflects the financial performance of the credit card loans receivable owned by the Company plus those that have been sold and includes the effect of recording the retained interest at fair value.  Interest income, interchange income (net of customer rewards) and fee income on both the owned and securitized portfolio are recorded in their respective line items.  Interest paid to outside investors on the securitized credit card loans is included with other interest costs and included in interest expense.  Credit losses on the entire managed portfolio are included in provision for loan losses.  Although the Company’s consolidated financial statements are not presented in this manner, management reviews the performance of the managed portfolio in order to evaluate the effectiveness of the Company’s origination and collection activities, which ultimately affects the income received for servicing the portfolio.

Managed Financial Services Revenue Presented on Non-GAAP Basis:	Three Months Ended		Nine Months Ended
(Dollars in Thousands)	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Interest income	$48,465	$38,257	$136,010	$104,720
Interchange income, net of customer rewards costs	16,940	13,981	46,690	37,974
Other fee income	7,425	6,058	19,502	16,532
Interest expense	(21,776)	(17,263)	(60,187)	(46,590)
Provision for loan losses	(8,931)	(6,442)	(23,374)	(18,354)
Other	2,626	2,801	2,856	4,664
Managed financial services revenue	$44,749	$37,392	$121,497	$98,946

Managed Financial Services Revenue as a Percentage of Average Managed Credit Card Loans:
Interest income	11.2%	11.0%	11.1%	10.6%
Interchange income, net of customer rewards costs	3.9	4.0	3.8	3.9
Other fee income	1.7	1.7	1.6	1.6
Interest expense	(5.0)	(5.0)	(4.9)	(4.7)
Provision for loan losses	(2.1)	(1.8)	(1.9)	(1.9)
Other	0.6	0.8	0.2	0.5
Managed financial services revenue	10.3%	10.7%	9.9%	10.0%

Average reported credit card loans	$182,719	$133,866	$155,073	$128,161
Average managed credit card loans	1,730,886	1,394,377	1,633,446	1,315,000

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